Exhibit 10.1

PATENT CROSS LICENSE AGREEMENT

Between

QUANTUM CORPORATION

And

STORAGE TECHNOLOGYCORPORATION

PATENT CROSS LICENSE AGREEMENT

THIS PATENT CROSS LICENSE AGREEMENT (hereinafter referred to as "Agreement") is entered into and effective as of the last date set of execution below (the “Effective Date” of this Agreement ) by and between Storage Technology Corporation, (hereinafter referred to as "StorageTek"), a Delaware corporation, with principal offices located at One StorageTek Drive., Louisville, Colorado 80028-4309 and Quantum Corporation, a Delaware Corporation, with principal offices located at 1650 Technology Drive, Suite 800, San Jose, California 95110 (hereinafter referred to as “Quantum”);

WHEREAS, StorageTek and Quantum own or control, and have the right to license, certain patents and patent applications; and

WHEREAS, StorageTek and Quantum desire to grant, and the other Party desires to accept, a nonexclusive license under those rights;

NOW, THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, StorageTek and Quantum agree as follows:

1. DEFINITIONS

The definitions set forth herein shall serve to define or limit the scope of this Agreement only and shall not be construed as defining or limiting the scope of any Letters Patent or other licensed rights.

1.1. “Licensed Patents” shall mean up to six utility patents (including utility models, but not including design patents or registrations) of the Licensing Party as selected in accordance with this Agreement by the Licensed Party (selected Licensed Patents are listed in Exhibit A for StorageTek and Exhibit B for Quantum). Such selection, once made, shall be irrevocable. The Licensed Party shall notify the Licensing Party in writing of the patent or patents it selects and the date of such notification shall be the “Selection Date”. Such selection may be made at any time prior to February 24, 2016 provided that, if the Licensing Party gives written notice of infringement of a patent (which is not a Licensed Patent) to the Licensed Party, then Licensed Party shall notify the Licensing Party in writing within ninety (90) days from the date of notification whether it wishes to select or not to select that patent as a Licensed Patent. If no response is received within the ninety (90) day period then the patent (s) shall be considered as not selected. Such selection (or notification that such patent is not selected) shall be irrevocable once made. Licensed Patents shall be limited to utility patents or utility patent applications (including utility models) of a Party which a Party now or in the future owns, controls, or has the right, as for example through Affiliates, to license or sublicense, respectively and which patents have issued prior to February 24, 2016, or will issue on applications (or which have a right to priority under law or treaty based upon applications) entitled to an effective filing date prior to February 24, 2016 provided that if any licenses granted hereunder result in an obligation of a Party or its Affiliates to pay royalties or other consideration by such Party or its Affiliates to third parties for a Licensed Patent (except for payments among a Party or its Affiliates, and payments to third parties for inventions made by said third parties while employed by a Party or any of its Affiliates) then a Party (Licensed Party) desiring a license under any such patents of the other Party (Licensing Party) shall be obligated to pay any such royalties or other consideration resulting from such grant or exercise of rights thereunder. Licensed Patents shall not include patents assigned to Sun Microsystems except that, in the event StorageTek is merged into Sun Microsystems pursuant to Section 8.5, then Licensed Patents filed by Sun primarily relating to Tape Products may be selected. Licensed Patents shall at no time include patents filed by Sun Microsystems primarily relating to encryption technologies, or software developed to run on a host system to manage Tape Products.

1.2. "Products" means hardware and software items including equipment, upgrades, spare parts, maintenance items, software fixes, and services performed in conjunction with the making, using, selling, importing, leasing, or offering for sale of such hardware and software items.

1.3. “Tape Products” shall mean magnetic recording tape, Tape Cartridges, Tape Heads, Tape Drives, and Tape Libraries including all network connections and interfaces necessary for their use as Tape Products.  Tape Products shall not include Virtual Tape

Products.

1.4. “Licensed Products” shall mean Tape Products. Licensed Products may mean Quantum Licensed Products or StorageTek Licensed Products or both Quantum Licensed Products and StorageTek Licensed Products as the context of this Agreement may require.

1.5. “Party” shall mean Quantum or StorageTek or both as the context of this Agreement may require.

1.6. "Affiliate" shall mean any corporation, company or other business entity in which a Party owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors or other managing authority: provided, however, that in any country where the local law does not permit foreign equity participation of more than 50%, then an "Affiliate" shall include any company in which a Party, now or hereafter, owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Affiliate further includes a corporation, company or other business entity which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make decisions for such corporation, company or business entity is, now or hereafter, owned or controlled, directly or indirectly, by a Party. In either case, such corporation, company or other business entity shall qualify as an Affiliate only so long as such ownership or control exists.

1.7. “Virtual Tape Product” shall mean any hardware and/or software combination that presents the image of a tape device/media that is different from the actual physical hardware (whether disk or tape). Tape Products used in conjunction with a Virtual Tape Product shall themselves not be considered a Virtual Tape Product and such Tape Products shall remain Licensed Products. All network connections and interfaces necessary or desirable for Tape Products used in conjunction with a Virtual Tape Product shall themselves be considered Licensed Products.

1.8. “Tape Cartridge” shall mean a removable cartridge containing magnetic recording tape.

1.9. “Tape Head” shall mean one or more transducers, each transducer operative to read and/or write information and/or servo tracks from or on magnetic tape and including both data and servo writer heads.

1.10. “Tape Drive” shall mean a Product primarily designed for recording and or reproducing information and for effecting relative movement between magnetic recording tape contained in a Tape Cartridge and a Tape Head contained in the Tape drive. Tape Drive and Tape Head shall also include, but not be limited to any instrumentality or aggregate of instrumentalities primarily designed for incorporation into a Tape Drive including tape media and servo technology (including but not limited to servo patterns and methods to generate or use servo patterns), error correcting code, compression techniques, read/write channels, and tape formatting.

1.11. “Tape Library” shall mean a Product for storing and transferring Tape Cartridges and including one or more enclosures, each enclosure including both a plurality of storage bins for storing Tape Cartridges and means for transferring Tape Cartridges between the storage bins, one or more Tape Drives and, if there are a plurality of enclosures, through ports providing access directly between the enclosures. Tape Library shall also include any instrumentality or aggregate of instrumentalities primarily designed for incorporation into such a Product.

1.12. “Licensing Party” shall mean Quantum or StorageTek or both as the context of this Agreement may require 1.13. “Licensed Party” shall mean Quantum or StorageTek or both as the context of this Agreement may require

2. RIGHTS GRANTED

2.1. Except as otherwise provided in Sections 4.2 and 8 of this Agreement regarding termination of the license granted to the Licensed Patents, StorageTek hereby grants to Quantum a nonexclusive and worldwide license under Licensed Patents including (1) any patent or application that claims a right of priority under law or treaty commonly with  said Licensed Patent such as any continuation, continuation-in-part (to the extent that any new matter has a priority date prior to February 24, 2016), division, reissue, reexamination, renewal or extension of the Licensed Patent, and (2) all foreign counterparts of Licensed Patents and of the patents or patent applications specified in sub-paragraph (1) of this paragraph:

a) to make (including the right to use any apparatus and practice any method or process in making), use, import, offer for sale, lease, sell and/or otherwise transfer Quantum Licensed Products; and

b)  to have Quantum Licensed Products made by another manufacturer but only when the conditions of Section 2.4 are met.

2.2  Notwithstanding the provisions of Paragraph 2.1 above, the four Selected Patents listed in Attachment B “Quantum Selected Patents” shall count as four Licensed Patents

2.3. Except as otherwise provided in Section 8 of this Agreement regarding termination of the license granted to the Licensed Patents, Quantum hereby grants to StorageTek a nonexclusive, royalty free, irrevocable and worldwide license under Licensed Patents including (1) any patent or application that claims a right of priority under law or treaty commonly with  said Licensed Patent such as any continuation, continuation-in-part (to the extent that any new matter has a priority date prior to February 24, 2016), division, reissue, reexamination, renewal or extension of the Licensed Patent, and (2) all foreign counterparts of Licensed Patents and of the patents or patent applications specified in sub-paragraph (1) of this paragraph::

a)  to make (including the right to use any apparatus and practice any method or process in making), use, import, offer for sale, lease, sell and/or otherwise transfer StorageTek Licensed Products; and

b)  to have StorageTek Licensed Products made by another manufacturer but only when the conditions of Section 2.4 are met.

2.4. The license granted in Section 2.1(b) to Quantum and Section 2.3 (b) to StorageTek to have Licensed Products made by another manufacturer:

a)  shall only apply when the specifications or design for such Licensed Products were created either solely by Quantum or StorageTek or were created for Quantum or StorageTek by a third party or were created jointly by Quantum or StorageTek with one or more third parties; provided that, if such Licensed Products include a Tape Library, and such third party is ADIC then such Tape Libraries shall be considered a Licensed Product only to the extent that the “have made” right is not being used to circumvent either Section 2.4 (d) or Section 8.4 of this Agreement;

b)  shall only be under claims of Licensed Patents, the infringement of which would be necessitated by compliance with such specifications;

c)  shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to a Party’s furnishing of said specifications to said manufacturer; and

d)  shall be limited to Licensed Products which are manufactured for the sale, offer for sale, lease or use of Products by a Party hereto and such license shall not otherwise allow such third party manufacturer to make, sell, offer to sell, lease, or use Licensed Products of Quantum or StorageTek, except that Licensed Products shall be deemed to include magnetic recording tape and Tape Cartridges made to the specifications created by Quantum or StorageTek so as to be within the scope of Paragraph 2.4(a), above regardless of whether such tape is sold directly to third parties without passing through the hands of the Party that created the specification to which it was made.

Unless one Party informs the other to the contrary, the one Party shall be deemed to have authorized said other manufacturer to make Licensed Products under the license granted to the one Party in this section when the conditions specified in this Section 2.4 are fulfilled.

2.5   Except for the license under Licensed Patents granted herein to Licensed Products as purchased or acquired from a Party, no license or immunity is granted under this Agreement by either Party, either directly or by implication, estoppel or otherwise to any third parties purchasing or acquiring Licensed Products from a Party for the combination of such Licensed Products with other items or systems containing non-licensed, patented technology (including non-licensed items or systems acquired from a Party) or for the use of such combination; provided that, third parties acquiring Licensed Products from one Party for the combination of such Licensed Products with other items shall be immune from suit from the other Party for the use, sale or other distribution of such combination, under any given Licensed Patent claim, but only to the extent that (i) such combination would constitute a Licensed Product under this Agreement, (ii) the sale of one or more such Licensed Products by a Party would, absent this Agreement, constitute direct or contributory infringement of such claim, and (iii) such claim would not be directly or contributorily infringed by such other items separate and apart from the combination with such Licensed Products. The determination of infringement for the purpose of this Section 2.5 shall assume the existence of any necessary knowledge or intent required to constitute contributory infringement.

2.6.  Subject to Section 2.7, the licenses granted herein shall include the right by a Party to grant sublicenses to its Affiliates existing on or after the Effective Date, which sublicenses may include the right of sublicensed Affiliates to sublicense other Affiliates of the Party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the Party that granted the sublicense. The license granted herein shall not be sublicensed by a Party except to Affiliates as specifically provided herein.

2.7.  A sublicense granted to an Affiliate of a Party shall terminate on the earlier of:

a)  the date such Affiliate ceases to be an Affiliate of the Party; or

b) the date of termination or expiration of the license to the Party or its Affiliate that granted the sublicense.

2.8.  In the event that a Party does not have the right to grant a license under any particular Licensed Patent of the full scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be of the broadest scope which such Party has the right to grant within the scope set forth above.

2.9.  The licenses granted hereunder are intended to cover only the Licensed Products of the two Parties to this Agreement and shall not extend to Tape Products manufactured by a Party on behalf of a third party from designs or specifications received in a substantially completed form from a third party for resale to or on behalf of that Party. Applying third party labels on Tape Products developed, designed and manufactured by a Party hereunder (ordinarily known as private labeling) shall be a licensed activity.

3. RELEASE

3.1.  Subject to the terms of this Agreement, StorageTek and Quantum hereby release the other Party and the manufacturers of each Party benefiting from the “have made” licenses of Paragraphs 2.1(b) and 2.3(b), its Affiliates which are Affiliates on the Selection Date for a Licensed Patent, and its and their respective customers from any and all claims of infringement of Licensed Patents, which claims are based on acts prior to the Selection Date, which, had they been performed after the Effective Date of this Agreement could have been licensed under this Agreement.  This release shall include a release under (1) any patent or application that claims a right of priority under law or treaty commonly with  said Licensed Patent such as any continuation, continuation-in-part (to the extent that any new matter has a priority date prior to February 24, 2016), division, reissue, reexamination, renewal or extension of the Licensed Patent, and (2) all foreign counterparts of Licensed Patents and of the patents or patent applications specified in sub-paragraph (1) of this paragraph

The release contained herein shall not apply to any person other than the persons named in this Section 3 and shall not apply to the manufacture of any items by any person other than a Party and its Affiliates and the manufacturers of each Party benefiting from the “have made” licenses in Paragraphs 2.1(b) and 2.3 (b). The release granted herein is effective on the Effective Date of this Agreement.

3.2. As soon as possible and in any event within five (5) days of the Effective Date the Parties shall execute and file a Stipulation and Order regarding Dismissal with Prejudice under Rule 41(a)(1)(ii) in the form attached hereto as Exhibit C. The dismissal shall dismiss the current litigation (Civil Action No. 03-cv-0672-RPM-PAC) currently pending in the United States District Court for the District of Colorado.  The dismissal shall dismiss the litigation with prejudice, without any payment by either Party except as provided in this Agreement and with each Party to bear its own costs.   Both Parties consent to the jurisdiction of the Colorado Federal District Court to enforce this settlement Agreement, and any claims arising from this settlement Agreement

4. PAYMENTS

4.1. As additional consideration for the license granted by StorageTek to Quantum under StorageTek Licensed Patents, Quantum agrees to pay to StorageTek:

a) twenty million dollars ($20,000,000.00) as a license fee, no portion of which shall be refundable, payable on or before March 15, 2006; and

b) five million dollars ($5,000,000.00) as a license fee payable in equal installments of one million dollars ($1,000,000.00) per calendar quarter, no portion of which shall be refundable, payable on or before the last day of five consecutive calendar quarters as follows:

one million dollars ($1,000,000.00) payable on or before June 30, 2006;

one million dollars ($1,000,000.00) payable on or before September 30, 2006;

one million dollars ($1,000,000.00) payable on or before December 31, 2006;

one million dollars ($1,000,000.00) payable on or before March 31, 2007; and

one million dollars ($1,000,000.00) payable on or before June 30, 2007.

4.2.  The license granted herein by StorageTek to Quantum shall be fully paid up and irrevocable only upon Quantum making all payments timely and in full as provided in section 4.1 above. Should Quantum fail to make any payment when due, StorageTek shall have the right to immediately terminate the license granted to Quantum under any or all Licensed Patents provided Quantum does not cure such failure (with accrued interest) within thirty (30) days of written notice from StorageTek to Quantum of such failure to pay.

4.3. Any and all payments required to be made by Quantum pursuant to this Agreement shall be payable in U.S. Dollars, at StorageTek’s option, either by check delivered to StorageTek or by transfer via wire in immediately available funds to a bank designated by StorageTek and credited to the account of StorageTek or its designee.

4.4. In the event any payment(s) by Quantum to StorageTek under this Agreement shall at any time be overdue and payable, StorageTek shall have the right to require Quantum to pay interest at the rate of three percent (3%) per annum more than the prime rate charged by Morgan Guaranty Trust of New York on any and all such overdue payments, such interest being calculated on each such overdue payment from the date when such payment became due to the date of actual payment thereof. The payment of such interest shall be in addition to any other rights under this Agreement resulting from a default in making timely payments due hereunder.

5. GUARANTEES, WARRANTIES AND LIABILITY

5.1. StorageTek and Quantum each represent and warrant that it has the full right and power to grant the licenses and releases set forth in Sections 2 and 3. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SUBSECTION 5.1, STORAGETEK AND QUANTUM DO NOT MAKE ANY WARRANTY OF ANY KIND OR NATURE WHATSOEVER EITHER REGARDING THE VALIDITY OF THE LICENSED PATENTS OR THE COMMERCIAL VIABILITY OF PRODUCTS OR METHODS DISCLOSED OR CLAIMED THEREIN, AND STORAGETEK AND QUANTUM HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES WITH RESPECT THERETO, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR USE OR PURPOSE.

5.2.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS OR ANY OTHER AGREEMENT BETWEEN THE PARTIES HERETO, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, OR  INCIDENTAL DAMAGES OR DAMAGES BASED UPON LOST PROFITS ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT WHETHER OR NOT THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH CLAIMS OR DAMAGES.

5.3. EACH PARTY AS LICENSEE HEREBY INDEMNIFIES, HOLDS HARMLESS AND SHALL DEFEND THE OTHER PARTY AS LICENSOR AGAINST ALL

LIABILITIES, CLAIMS, DEMANDS, DAMAGES, EXPENSES OR LOSSES ARISING (1) OUT OF THE USE OF LICENSED PRODUCTS BY THE LICENSEE OR ITS TRANSFEREES OR (2) OUT OF ANY USE, SALE, OR OTHER DISPOSITION OF LICENSED PRODUCTS BY THE LICENSEE OR ITS TRANSFEREES.

5.4. Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any Licensed Patents. Neither Party shall have the right to institute any action or suit against third parties for infringement of any Licensed Patents of the other Party. Neither Party shall be required to file any patent application or to secure any patent or patent rights, or to maintain any patent, including Licensed Patents, in force.

5.5. Neither Party makes any representation or warranty with respect to the patent, trademark, copyright, maskwork or trade secret rights of any third parties, and in particular, neither Party warrants that any product made in accordance with a Licensed Patent will be free from claims of infringement under intellectual property rights of any third party.

6. CONFIDENTIALITY - PRESS RELEASE

6.1. The Parties agree that each shall be allowed to issue a public announcement regarding the existence of this Patent Cross License Agreement, settlement of the lawsuit between the Parties, and the general terms of this Agreement without identifying specific patents that are not the subject of the current litigation (Civil Action No. 03-cv-0672-RPM-PAC). Copies of the Agreement itself shall be kept in confidence by the Parties and shall not be disclosed to any third party (other than its Affiliates) without the prior written consent of the other Party; provided, however, (i) disclosure is permissible if required by law (including Securities Law disclosure requirements) or court order, provided the Party required to disclose first gives the other Party prior written notice to enable it to seek a protective order, and (ii) either Party may disclose the specific terms of this Agreement to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers of such Party or product lines which qualify under Section 8.

7. CANCELLATION, EXPIRATION AND TERMINATION OF THIS AGREEMENT

7.1. Unless this Agreement is canceled or otherwise terminated earlier as provided herein or unless the license granted to Quantum is terminated for nonpayment pursuant to Section 4.2, the licenses granted in this Agreement shall continue until the expiration date of the last to expire of the patents licensed under Sections 2.1 and 2.3.

7.2. Each Party has the right to terminate the licenses granted in this Agreement if the other Party breaches or is in default of any material obligation hereunder, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of written notice of such default from a non-defaulting Party or within such additional cure period as the non-defaulting Party may authorize.

7.3. The license granted to Quantum under this Agreement shall terminate immediately and automatically if Quantum enters or is placed into receivership, is petitioned into bankruptcy or makes a proposal under the Bankruptcy Act for the benefit of its creditors, ceases to carry on business, or is wound up. In the event that StorageTek enters or is placed into receivership, is petitioned into bankruptcy or makes a proposal under the Bankruptcy Act for the benefit of its creditors, ceases to carry on business, or is wound up, then the license granted by StorageTek to Quantum shall continue according to the terms of this Agreement provided that Quantum performs its duties and obligations as provided herein.

7.4. Termination of this Agreement shall be in addition to any other right or remedy which the terminating Party may have either at law or in equity under this Agreement.

7.5. Notwithstanding any other provision of this Agreement, StorageTek shall have the right to terminate the license and other rights granted to Quantum under this Agreement if Quantum fails at any time to make any payment required herein provided that Quantum does not cure such failure (with accrued interest) within thirty (30) days written notice from StorageTek to Quantum of such failure to pay.

8. ASSIGNABILITY AND TRANSFERABILITY

8.1. Except as specifically provided in this Section 8, the rights and obligations granted to and undertaken by a Party shall not be assignable or transferable, in whole or in part, by act of that Party or by operation of law without the express written consent of the other Party, and any purported but unauthorized assignment or delegation shall be null and void. The licenses granted in Section 2 of this Agreement by each Party to the other are personal and may not be transferred. Such licenses are granted to the Parties as they are constituted as of the Effective Date and, except as specifically provided in this Section 8, such licenses shall not extend to Products of entities acquired by either Party after the Effective Date and such acquired Products shall not be considered Licensed Products.

8.2. If one Party (the "Transferring Party") transfers a product line after the Agreement Date, either as part of, or separate from, a disposition of an Affiliate to any third party, and if such transfer includes at least one marketable product and tangible assets having a net value of at least twenty-five million US dollars ($25,000,000.00), then after written request to the other Party hereto jointly by the Transferring Party and such third party within sixty (60) days following the transfer, the other Party hereto agrees to grant a royalty-free license (under the same terms as the license granted to the Transferring Party herein) under its Licensed Patents for Licensed Products (as defined between the Transferring Party and the other Party hereto) of such product line to the ex-Affiliate in the case of a disposition of a Affiliate, or to such third party if not such a disposition, (each referred to as the "Recipient") provided that:

a) This Section 8 of this Agreement shall be omitted from the license granted to the Recipient; and

b) if the Recipient and such other Party are in patent infringement or validity litigation with each other on the date of such transfer, such other Party may refuse to enter into any patent license pursuant to this Section 8.2, or if Recipient later institutes or threatens patent infringement or validity litigation against such other Party after the date of such transfer, then such other Party may revoke such license to Recipient; and

c) the license granted to the Recipient shall terminate if the license granted to the Transferring Party terminates or is terminated for any reason; and

d) Licensed Patents shall be limited to those listed in the applicable Attachment (A or B) which would otherwise be infringed by the transferred product line and which have been selected pursuant to Section 1.1 of this Agreement more than ninety (90) days prior to the first signed document between the Transferring Party and the Recipient relating to such transfer. In addition the Transferring Party may transfer the right to select one or more Licensed Patents to the Recipient, with the selection being made according to Section 1.1, up to a maximum of half of the unused Licensed Patent selections remaining to the Transferring Party prior to the consummation of the sale to the Recipient; and

e) as a condition precedent to the transfer of rights under this Section 8.2, the Recipient shall grant to such other Party the right to select and license an additional number of patents from the portfolio of the Recipient equal to the remaining number of unused Licensed Patent selections of the other Party prior to the consummation of the sale or transfer to the Recipient

Notwithstanding the foregoing provisions of this Section 8.2, the transfer by one Party of substantially all of its assets to any third party shall not be considered to be a transfer of a product line under this Section 8.2, and the other Party shall have no obligation to grant a license under its Licensed Patents to such third party as a result of such transfer except as provided in section 8.3 below.

8.3. If one Party (the "Acquired Party") is acquired by a third party, either becoming an Affiliate of such third party or if it is no longer a separate legal entity after such acquisition:

a) The Acquired Party shall promptly give notice of such acquisition to the other Party; and

b) the license granted to the Acquired Party (or to the third party if the Acquired Party is no longer a separate legal entity) shall be limited in the twelve (12) months immediately following such transfer to a volume of Licensed Products having an aggregate selling price equal to no more than the aggregate selling prices of such products by the Acquired Party in the twelve (12) months preceding such transfer plus twenty percent (20%); and

shall be limited, in each of the successive twelve month periods following such transfer, to a volume of Licensed Products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve-month period plus twenty percent (20%); and

c) no further transfers pursuant to this Section 8.3 shall be permitted by the Acquired Party (or the third party if the Acquired Party is no longer a separate legal entity); and

d) if the other Party and such third party are in patent infringement or validity litigation with each other on the date of such acquisition, such other Party may revoke any patent license granted to the third party or the Acquired Party pursuant to this Agreement; and

e) Licensed Patents shall be limited to those listed in the applicable Attachment (A or B) which have been selected pursuant to Section 1.1 of this Agreement more than ninety (90) days prior to the first signed document relating to the acquisition of the Acquired Party by the third party. In addition the Transferring Party may transfer the right to select one or more Licensed Patents to the Recipient, with the selection being made according to Section 1.1, up to a maximum of half of the unused Licensed Patent selections remaining to the Transferring Party prior to the consummation of the sale to the Recipient; and

f) the transfer of rights pursuant to this section 8.3 shall be conditioned upon the grant by the  Recipient to the other Party of the right to select and license  an additional number of patents from the portfolio of the Recipient party, equal to the remaining number of unused Licensed Patent selections of the other Party prior to the consummation of the sale or transfer to the

8.4. If, after the Effective Date of this Agreement, a Party (“Acquiring Party”) either acquires an entity or acquires substantially all of the assets of an entity or acquires a product line, the license and other rights granted herein to the Acquiring Party shall apply to products manufactured by said entity or through the use of said assets or to the products of the acquired product line; provided that, if Quantum should acquire ADIC, or its successor in interest, or if such acquired entity and the other Party are in patent infringement or validity litigation with each other, the provisions of this Section 8.4 do not apply. Any patents or patent applications acquired by the Acquiring Party as a result of acquiring such entity, such assets, or such product line ("Acquired Patents") may be selected as Licensed Patents under Section 1.1; provided that, in the event the products of such acquired entity are not licensed in accordance with this Section 8.4, then the Acquired Patents may not be selected as Licensed Patents hereunder.

8.5. Quantum expressly acknowledges that StorageTek is a wholly owned subsidiary of Sun Microsystems Inc. as of the effective Date of this Agreement. Quantum hereby consents to the assignment of this Agreement and any and all licenses granted herein to Sun Microsystems Inc. without restriction in the event that Sun Microsystems directs StorageTek to do so and the restrictions on transfer of the license in sections 8.1; 8.2; 8.3 and 8.4 shall not apply to such transfer. In the event of such assignment, Sun

Microsystems shall be substituted in place of all references to StorageTek in this Agreement.

9. MISCELLANEOUS

9.1. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof, is a final, complete and exclusive statement of the terms thereof, supersedes and terminates any prior agreement, understanding, or representation between the Parties with respect thereto, whether written or oral, and supersedes all proposals, negotiations, representations, warranties, conditions and agreements, collateral or otherwise, oral or written, made prior to the execution hereof. In the event of a conflict between any provisions appearing in any other prior writing and this Agreement, the provisions of this Agreement shall control. Any representation, promise, warranty, or condition relating to the subject matter hereof not contained herein shall not be binding on any Party. Any amendments or modifications to this Agreement must be in writing, having direct reference to this Agreement and must be signed by an authorized representative of each Party.  This Agreement will not be binding upon the Parties until it has been signed herein below by or on behalf of each Party, in which event it shall be effective as of the date first above written.

9.2. No provision of this Agreement shall be deemed waived, amended or modified by any Party, unless such waiver, amendment or modification be in writing and signed by the Party or its authorized agent, against whom such waiver, amendment or modification will be enforced.

9.3. The Agreement as set forth in this writing shall not be modified or altered by any subsequent course of performance by and between the Parties.

9.4. If any term of this Agreement is held invalid or unenforceable, the remaining terms shall retain full force and effect, so long as the Agreement still expresses the intent of the Parties.

9.5. The headings of the several Sections are inserted for convenience of reference only, are not intended to be a part of or to affect the meaning or interpretation of this Agreement, and are without contractual significance or effect. The headings of the several sections are inserted for convenience and reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The use of singular or plural forms of defined terms are for contextual purposes only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.6. Except for the press release referred to in section 6, each Party agrees that it will not use the other Party's name in any way for advertising or promotional purposes without first obtaining the prior written consent of the other Party. Neither Party may use or register any trademarks, service marks, or trade names of the other Party. Nothing in this Agreement shall be construed as conveying to a Party, either expressly or by implication, any right under any patents or patent applications of the other Party other than the

Licensed Patents.

9.7. This Agreement shall be governed by the laws of the State of  Colorado without reference to conflicts of law principles. The Parties agree to adjudicate all disputes with respect to this Agreement in the federal courts of the State of Colorado and the Parties hereby submit to the personal and legal jurisdiction thereof.

9.8. Nothing in this Agreement shall be construed as giving rise to an obligation by StorageTek or Quantum to refrain from engaging at any time in the same or any business similar or dissimilar to the business relationship hereunder contemplated or the business in which either Party is now engaged. This Agreement shall not prevent either Party from entering into similar agreements with other companies in the same industry or in other industries or with universities, governmental or non-profit organizations.

9.9. All notices, requests and other communications to StorageTek and Quantum pursuant to this Agreement shall be forwarded to the below-named individuals at their respective addresses:

In the case of StorageTek:
Office of Corporate Counsel
Storage Technology Corporation
4150 Network Circle
Santa Clara, CA 95054
Attn: IP Counsel

In the case of Quantum:
General Counsel
Legal Department
1650 Technology Drive, Suite 700,
San Jose, California 95110

Such designations and/or addresses for service hereunder may be changed from time to time during the Agreement provided prior written notice has been given to the other Parties. Any notice, request or other communication forwarded hereunder shall be deemed to have been received if delivered by hand, at the time of delivery, transmitted by fax or telex, on the first business day (days other than Saturdays, Sundays and statutory holidays) after it has been transmitted and if mailed, on the seventh business day (days other than Saturdays, Sundays and statutory holidays) after it has been mailed by certified or registered mail to a Party.

9.10. The Parties agree that they are and shall remain independent entities with respect to one another. Neither execution nor performance of this Agreement shall be construed or deemed to have established any joint venture or partnership or have created the relationship of agent and principal or of employer and employee between StorageTek and Quantum. At no time shall any Party make any commitments or incur any charges or expenses for, or in the name of, the other Parties. Each Party shall be responsible for all expenses incurred by it in carrying out the activities contemplated by this Agreement.

9.11. Neither Party shall be considered to be in default in the performance of any of its obligations under this Agreement resulting from any delay or failure to perform arising out of causes beyond the Party's reasonable control. Such causes may include, but are not limited to, acts of God, acts of the elements, fire, wind, flood, explosion, strikes or acts of civil authorities.

9.12. The Parties agree that they have equally participated in drafting this Agreement and that neither Party shall be prejudiced in the construction and interpretation of the terms of this Agreement due to the language used in drafting such terms.

9.13. This Agreement may be executed on facsimile copies in two counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

IN WITNESS WHEREOF, StorageTek and Quantum have each caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written and delivered to the other Party.

QUANTUM CORPORATION

By__/s/ Rick Belluzzo___________

Title___Chairman and CEO____ _

Date___Feb. 27, 2006___          _

STORAGE TECHNOLOGY CORPORATION

By__ /s/ Jon Benson__              ___

Title_   VP, Eng, DMG, Sun_       _

Date__ Feb. 27, 2006______  ___